Bullion Monarch Mining, Inc.

299 East 950 South

Orem, Utah 84058

July 23, 2008

VIA EDGAR AND

FACSIMILE (202) 772 - 9210

United States Securities

 and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:  Kevin Stertzel

Re:

Bullion Monarch Mining, Inc.

Form 10KSB/A for fiscal year ended April 30, 2007

Form 10QSB for fiscal quarter ended January 31, 2008

File No. 1-03896

Ladies and Gentlemen:

In regard to the above referenced filing, the Company hereby acknowledges the following:

•

that the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

the staff comments or changes to disclosure in response to staff comments does not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Bullion Monarch Mining, Inc.

By: /s/R. Don Morris

Name:  R. Don Morris

Title:   President